                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               THE LIMITED, INC.
               (Name of Registrant as Specified in its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                            [LOGO] THE LIMITED, INC.

                                                                         , 2002

Dear Stockholder:

   The Board of Directors of The Limited has called a special meeting of
stockholders to be held at       , Eastern Standard Time, on       , 2002, at
our offices located at Three Limited Parkway, Columbus, Ohio. Our Investor Relations telephone number is (614) 415-7076 should you require assistance in finding the location of the meeting. The formal Notice of Special Meeting of Stockholders and proxy statement are attached. I hope that you will be able to attend and participate in the meeting.

   We are seeking stockholder approval for the issuance of shares of Limited common stock as may be necessary to effect our pending offer to exchange shares of Limited common stock for all of the outstanding shares of Class A common stock of Intimate Brands, Inc. and subsequent "short-form" merger of Intimate Brands with a wholly-owned subsidiary of The Limited.

   The purpose of the offer and the merger is to acquire all of the Intimate Brands common stock that The Limited does not currently own. The Limited currently owns approximately 83.7% of the outstanding common stock of Intimate Brands. As a result of the offer and the merger, Intimate Brands will become a wholly-owned subsidiary of The Limited and the former public stockholders of Intimate Brands will own shares in The Limited.

   We undertook the initial public offering of a minority interest in Intimate Brands in 1995 to achieve a number of objectives, including allowing for enhanced management focus on Intimate Brands' businesses and providing for greater market understanding and recognition of Intimate Brands' strategy and the value of its businesses. We believe that these objectives have been substantially achieved and that it is now appropriate to recombine Intimate Brands and The Limited. We believe that the combined entity will provide all stockholders with greater upside potential than the current organizational structure. For example, we believe that a recombination will:

  . Provide greater flexibility in allocating resources and expertise, including closer coordination between executives within different brands and businesses, thereby putting us in a better position to maximize the potential of both companies' brands.

  . Eliminate management distraction as a result of the time spent maintaining two separate public companies.

  . Eliminate uncertainty regarding our future plans for Intimate Brands, including uncertainty on the part of lenders and rating agencies.

  . Provide the opportunity for modest cost-savings through the elimination of certain duplicative functions.

   It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached proxy statement, would you kindly sign, date and return the enclosed proxy card or vote by telephone or by Internet as described on the enclosed proxy card. Your vote is important regardless of the number of shares you own.

                                          Sincerely yours,

                                          /s/ LESLIE H. WEXNER
                                          Leslie H. Wexner
                                          Chairman of the Board

[LOGO] THE LIMITED, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                          , 2002

                                                                         , 2002

TO OUR STOCKHOLDERS:

   We are pleased to invite you to attend our special meeting of stockholders to:

  . Authorize The Limited to issue shares of Limited common stock as may be necessary to effect its offer to exchange shares of Limited common stock for all of the outstanding shares of Intimate Brands Class A common stock and subsequent "short-form" merger of Intimate Brands into a wholly-owned subsidiary of The Limited.

   Stockholders of record at the close of business on February 15, 2002, may vote at the meeting.

   Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

                                             By Order of the Board of Directors

                                             /s/ LESLIE H. WEXNER
                                             Leslie H. Wexner
                                             Chairman of the Board

                       PROXY STATEMENT TABLE OF CONTENTS

        Information About the Special Meeting and Voting...........  1
           Date, Time and Place of Meeting.........................  1
           Shares Entitled to Vote.................................  1
           Voting Your Shares......................................  1
           Revoking Your Proxy.....................................  1
           Voting in Person........................................  2
           Appointing Your Own Proxy...............................  2
           Vote Necessary to Approve Proposal to be Voted on.......  2
           Recommendation of The Limited Board of Directors........  2
        The Offer and the Merger...................................  3
           The Offer...............................................  3
           The Merger..............................................  3
           Share Ownership After the Offer and Merger..............  4
           Financing of the Offer and the Merger...................  4
           Certain Federal Income Tax Consequences.................  4
           Accounting Treatment....................................  4
           Requirement for Stockholder Approval....................  4
           No Preemptive Rights....................................  4
           Recommendation of Limited Board of Directors............  4
        Parties to the Offer and the Merger........................  5
        Background and Reasons for the Offer and the Merger........  7
           Background of the Offer and Merger......................  7
           The Limited's Reasons for the Offer and the Merger...... 10
        Selected Historical Consolidated Financial Data............ 11
        Selected Unaudited Pro Forma Consolidated Financial Data... 14
        Comparative Per Share Data................................. 15
        Security Ownership of Principal Stockholders and Management 16
           Share Ownership of Principal Stockholders............... 16
           Security Ownership of Directors and Management.......... 17
        Unaudited Pro Forma Consolidated Financial Statements...... 19
        Independent Public Accountants............................. 27
        Stockholder Proposals...................................... 27
        Where You Can Find More Information........................ 27
        Solicitation Expenses...................................... 28

               INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

   The Board of Directors of The Limited, Inc. is soliciting your proxy to vote at a special meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. "We", "our", "The Limited" and the "Company" refer to The Limited, Inc. "Intimate Brands" refers to Intimate Brands, Inc.

   We began mailing this proxy statement and the enclosed proxy card on or
about              , 2002 to all stockholders entitled to vote.

Date, Time and Place of Meeting

      Date:                , 2002

      Time:                , Eastern Standard Time

      Place:  Three Limited Parkway, Columbus, Ohio

Shares Entitled to Vote

   Stockholders entitled to vote are those who owned Limited common stock at the close of business on the record date, February 15, 2002. As of the record
date, there were        shares of Limited common stock outstanding. Each share
of Limited common stock that you own entitles you to one vote.

Voting Your Shares

   Whether or not you plan to attend the special meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.

   The enclosed proxy card indicates the number of shares that you own.

   Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your "proxy") will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board's recommendations and vote your shares:

  . "FOR" the authorization of The Limited to issue shares of Limited common stock as may be necessary to effect its offer to exchange shares of Limited common stock for each share of Intimate Brands Class A common stock and subsequent "short-form" merger of Intimate Brands into a wholly-owned subsidiary of The Limited (as described on pages 3 and 4).

Revoking Your Proxy

   You may revoke your proxy by:

  . submitting a later dated proxy (including a proxy via telephone or the Internet),

  . notifying our Secretary in writing before the meeting that you have revoked your proxy, or

  .  voting in person at the meeting.

Voting in Person

   If you plan to attend the meeting and vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 15, 2002, the record date for voting.

Appointing Your Own Proxy

   If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Vote Necessary to Approve Proposal to be Voted on

                      Item*                                           Vote Necessary*
                      -----                                           ---------------
Authorization of The Limited to issue shares of    Approval of the holders of a majority of shares of
Limited common stock as may be necessary to effect Limited common stock voted on the matter in person
its offer to exchange shares of Limited common     or by proxy provided that at least 50% of the holders
stock for each share of Intimate Brands Class A    of Limited common stock voted on the matter
common stock and subsequent "short-form" merger
of Intimate Brands into a wholly-owned subsidiary
of The Limited

--------
* Under the New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on these items even if it does not receive voting instructions from you.

Recommendation of The Limited Board of Directors

   The Board of Directors of The Limited recommends that you vote "FOR" the proposal to issue shares of Limited common stock in connection with the offer and the merger.

                           THE OFFER AND THE MERGER

The Offer

   On February 5, 2002, The Limited, through its wholly owned subsidiary, Intimate Brands Holding Co., Inc., which we refer to as "IB Holdings," commenced its offer to exchange 1.046 shares of Limited common stock for each outstanding share of Intimate Brands Class A common stock validly tendered on or prior to the expiration date and not properly withdrawn. Our obligation to cause IB Holdings to exchange shares of our common stock for shares of Intimate Brands common stock pursuant to the offer is subject to the approval by The Limited stockholders (at the special meeting to which this proxy statement relates) of the issuance of the shares of Limited common stock necessary to complete the offer and the related "short-form" merger described below. The offer is also subject to a number of other conditions, including the following:

  . the tender of a sufficient number of shares in the offer such that, after the offer is completed, we would own at least 90% of the outstanding Class A common stock of Intimate Brands (assuming conversion of the Intimate Brands Class B common stock we currently own into Intimate Brands Class A common stock);

  . the approval by our stockholders of the issuance of the shares of Limited common stock necessary to complete the offer and the merger;

  . the shares of Limited common stock to be issued in the offer and the merger having been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

  . the registration statement of which this prospectus is a part having been declared effective by the SEC;

  . the absence of any threatened or pending litigation or other legal action relating to the offer or the merger;

  . there not having occurred any material adverse change in the financial markets, any disruption in the banking system or any commencement of a war involving the United States;

  . any offer to acquire The Limited or Intimate Brands shall not have been proposed;

  . there not having occurred any event that, in our judgment, would result in an actual or threatened adverse change in the business, condition or prospects of The Limited or Intimate Brands; and

  . the absence of any event which would prevent us from effecting the merger after the completion of the offer.

   Our offer is currently scheduled to expire on March 11, 2002; however, we may extend the offer from time to time until all conditions to the offer have been satisfied or, where permissible, waived. We will not waive the 90% minimum tender condition or any other conditions of the offer which, if not satisfied, would prevent us from effecting the merger. If the conditions of the offer are satisfied, or, to the extent permitted, waived, we will complete the offer and, unless it is unlawful to do so, we will effect the merger as soon as practicable thereafter.

The Merger

   Assuming that the conditions of the offer are met and the offer is completed, we will effect promptly a "short-form" merger of Intimate Brands with and into IB Holdings, unless it is not legally permissible to do so. Under
Section 253 of the Delaware General Corporation Law, we are permitted to effect this merger without any approval of the Intimate Brands stockholders because we would own at least 90% of the Class A common stock of Intimate Brands (assuming conversion of the Intimate Brands Class B common stock we own into Class A common stock). In the merger, each remaining outstanding share of Intimate Brands Class A common stock (except for shares held in the treasury of Intimate Brands, Intimate Brands shares that we own and shares held by any stockholder properly exercising appraisal rights) would be converted into the same number of shares of Limited common stock as provided in the offer.

Share Ownership After the Offer and Merger

   As of January 30, 2002, there were 80,085,683 shares of Class A common stock and 411,635,902 shares of Class B common stock outstanding. As of the date of this proxy statement, The Limited, through IB Holdings, owns 411,635,902 shares of Intimate Brands Class B common stock, which is convertible into an equal number of shares of Class A common stock at the option of The Limited at any time, and no shares of Intimate Brands Class A common stock. Based on this information and the number of shares of Limited common stock outstanding as of January 30, 2002, if the offer and the merger are completed, the historical Intimate Brands stockholders (other than IB Holdings) would receive in the offer and the merger approximately 16.3% of the outstanding shares of Limited common stock.

Financing of the Offer and the Merger

   The securities required to consummate the offer and the merger are available from The Limited's authorized but unissued shares. Fees and expenses in connection with the offer and the merger are estimated to be approximately $14 million, including the SEC filing fee and the fees of the information agent, the exchange agent, the dealer managers, financial advisors, the financial printer, counsel, accountants and other professionals. We will obtain all of such funds from The Limited's available capital resources.

Certain Federal Income Tax Consequences

   The receipt of Limited common stock by holders of the outstanding common stock of Intimate Brands in connection with the offer and the merger will be tax-free for United States federal income tax purposes. However, holders of the outstanding common stock of Intimate Brands will be subject to tax upon any cash received instead of fractional shares of Limited common stock and for cash received upon perfection of appraisal rights.

Accounting Treatment

   The Limited's acquisition of the Intimate Brands minority interest through the offer and the merger will be accounted for using the purchase method of accounting, as prescribed by Statement of Financial Accounting Standards ("SFAS") 141, "Business Combinations." Accordingly, the purchase price will be allocated to the minority interest portion of the estimated fair value of identifiable net assets acquired. Any excess purchase price remaining after this allocation will be accounted for as goodwill, which will not be amortized.

Requirement for Stockholder Approval

   Rule 312.03 of the New York Stock Exchange requires The Limited to obtain the approval of its stockholders for the issuance of shares of Limited common stock in the offer and the merger since the number of shares of Limited common stock to be issued will exceed 20% of the shares of Limited common stock outstanding immediately prior to issuance.

No Preemptive Rights

   Limited stockholders are not entitled to preemptive rights as a result of the offer or merger or the related issuance of Limited common stock. The Limited's Certificate of Incorporation states that no holder of Limited common stock is entitled, as a matter of right, to subscribe for or purchase Limited common stock.

Recommendation of The Limited Board of Directors

   The Board of Directors of The Limited recommends that you vote "FOR" the proposal to issue shares of Limited common stock in connection with the offer and the merger.

                      PARTIES TO THE OFFER AND THE MERGER
The Limited, Inc.
Three Limited Parkway
P.O. Box 16000
Columbus, Ohio 43216
(614) 415-7000

   The Limited sells women's and men's apparel, women's intimate apparel and personal care products under various brand names through its specialty retail stores and direct response (catalog and e-commerce) businesses. The Limited's merchandise is targeted to appeal to customers in various market segments that have distinctive consumer characteristics.

   The Limited conducts its business in two primary segments: (1) the apparel segment, which derives its revenues from the sale of women's and men's apparel; and (2) Intimate Brands, which derives its revenues from the sale of women's intimate and other apparel, personal care products and accessories.

   The following is a brief description of each of The Limited's operating businesses (other than Intimate Brands), including their respective target markets:

   Express--is a leading specialty retailer of women's sportswear and accessories. Express' strategy is to offer new, international fashion to its base of young, style-driven women. Launched in 1980, Express had net sales of approximately $1.6 billion in 2000 and, at the end of fiscal 2000, operated 667 stores in 48 states.

   Structure--is a leading specialty retailer of men's apparel and is being rebranded as Express Men's. Structure had net sales of approximately $570 million in 2000 and, at the end of fiscal 2000, operated 469 stores in 43 states.

   Lerner New York--is a leading mall-based specialty retailer of women's apparel. The business' strategy is to offer competitively priced women's fashion with its New York & Company brand. Originally founded in 1918, Lerner New York was purchased by The Limited in 1985. Lerner New York had net sales of approximately $1.0 billion in 2000 and, at the end of fiscal 2000, operated 560 stores in 43 states.

   Limited Stores--is a mall-based specialty store retailer founded in 1963. The business' strategy is to focus on sophisticated sportswear for modern American women. Limited Stores had net sales of approximately $670 million in 2000 and, at the end of fiscal 2000, operated 389 stores in 46 states.

   In addition, The Limited owns minority equity stakes in various businesses, including approximately 20% of Alliance Data Systems Corp. (formerly World Financial Network National Bank), 24% of Galyan's Trading Company, Inc. and 9% of Charming Shoppes, Inc. Based on the closing stock prices of these companies on February 4, 2002, these holdings had a market value of over $415 million in the aggregate. In addition, The Limited's management estimates that, at the end of fiscal 2001, The Limited will have approximately $1.4 billion in cash.

Intimate Brands Holding Co., Inc.
4441 South Polaris Avenue
Las Vegas, Nevada 89103
(702) 798-1919

   IB Holdings, a Delaware corporation and a wholly-owned subsidiary of The Limited, is a holding company which owns 100% of Intimate Brands' Class B common stock. The Class B common stock currently represents 83.7% of the economic interest in, and approximately 93.9% of the voting power of, Intimate Brands. Intimate Brands' Class B common stock is identical to its Class A common stock, except that the Class A common stock has one vote per share and the Class B common stock has three votes per share. The Class B common stock is convertible at any time into Class A common stock at the election of IB Holdings. IB Holdings currently owns no Class A common stock. The Limited does not own any Intimate Brands common stock directly.

Intimate Brands, Inc.
Three Limited Parkway
P.O. Box 16000
Columbus, Ohio 43216
(614) 415-6900

   Intimate Brands operates specialty retail stores and direct response (catalog and e-commerce) businesses, which offer women's intimate and other apparel, personal care products and accessories. Intimate Brands consists of Victoria's Secret Stores, Victoria's Secret Beauty, Victoria's Secret Direct and Bath & Body Works.

   Victoria's Secret Stores--is the leading specialty retailer of women's intimate apparel and related products. Victoria's Secret Stores had net sales of approximately $2.3 billion in 2000 and, at the end of fiscal 2000, operated 958 stores in 49 states.

   Victoria's Secret Beauty--is a leading specialty retailer of high quality beauty products. In 2000, Victoria's Secret Beauty had net sales of approximately $530 million generated in 80 stand-alone stores and 400 side-by-side locations. In addition, beauty products are sold within niches in Victoria's Secret lingerie stores. The amounts for Victoria's Secret Beauty are included in the corresponding data for Victoria's Secret Stores in the preceding paragraph.

   Victoria's Secret Direct--is a leading catalog and e-commerce retailer of intimate and other women's apparel. Through its web site, www.VictoriasSecret.com, certain of its products may be purchased worldwide. Victoria's Secret Direct mailed approximately 368 million catalogues and had net sales of $960 million in 2000.

   Bath & Body Works--is the leading specialty retailer of personal care products. Launched in 1990, Bath & Body Works, which also operates the White Barn Candle Company, had net sales of approximately $1.8 billion in 2000 and, at the end of fiscal 2000, operated 1,432 stores in 49 states.

   On February 4, 2002, the last full trading day before The Limited commenced its exchange offer, the last reported closing prices per share of Limited and Intimate Brands common stock were $17.75 and $17.50, respectively.

              BACKGROUND AND REASONS FOR THE OFFER AND THE MERGER

Background of the Offer and Merger

   On October 23, 1995, Intimate Brands, which was then a wholly-owned subsidiary of The Limited, completed an initial public offering of approximately 16% of its common stock. This transaction, which was the first in a series of transactions undertaken as a part of a comprehensive realignment of our organizational structure and businesses, was intended to achieve several key objectives:

  . To enable Intimate Brands to more independently focus on its intimate apparel and personal care businesses while allowing The Limited to focus on its retail apparel businesses.

  . To make the respective financial and operating results of Intimate Brands and the apparel businesses more visible to investors.

  . To promote entrepreneurial spirit and create new career opportunities by allowing executives and associates to participate more directly in the performance of their business.

   Intimate Brands has enjoyed considerable success since its initial public offering. From the initial public offering through fiscal 2000, Intimate Brands' annual revenues have increased 96% from $2.6 billion to $5.1 billion, net income has increased 113% from $203 million to $432 million and the number of stores operated by its businesses has increased 85% from 1,293 to 2,390.

   Over the past several years, our senior management has periodically evaluated whether, in light of a number of developments since the time of the initial public offering, the current separation of The Limited and Intimate Brands remains optimal or should be modified. These developments include:

  . Increased focus on a smaller number of key businesses and brands. Since 1995, we have completed a number of transactions intended to allow us to focus on strengthening a smaller number of key brands by divesting or closing certain non-core or underperforming operations. Among other things, we have:

    . Sold all of, or controlling interests in, Brylane, Alliance Data Systems Corp. (formerly World Financial Network National Bank), Galyan's Trading Co., Penhaligon's and Lane Bryant, as well as various non-core real estate assets.

    . Successfully developed and established Abercrombie & Fitch and Limited Too as independent companies.

    .  Closed over 1,500 stores.

    .  Substantially downsized Henri Bendel.

    . Repositioned Structure as the menswear business of Express, rebranding it as Express Men's.

  . Increased focus on fully exploiting key retail brands: the creation of "360(degrees) brands." Over the past several years, we have increasingly focused our strategic thinking on fully exploiting the key brands of The Limited and Intimate Brands across merchandise categories (including apparel, intimate apparel and personal care products) and distribution channels.

  . The potential advantages of a recombination of The Limited and Intimate Brands in fully exploiting its key retail brands. Our senior management has considered from time to time whether a recombination would facilitate the full exploitation of the key brands and ultimately generate greater stockholder value as compared to maintaining Intimate Brands and The Limited as separate public companies. In particular, a recombination would provide greater flexibility in allocating resources and expertise, including closer coordination between executives within different brands and businesses.

  . Additional potential benefits of a recombination. Our senior management also considered whether a recombination might provide additional potential benefits, including:

    . Elimination of management distraction as a result of the time spent maintaining two separate public companies.

    . Elimination of uncertainty regarding The Limited's future plans for Intimate Brands, including uncertainty on the part of lenders and rating agencies.

    . The opportunity for modest cost-savings through the elimination of certain duplicative functions.

  . A belief that the key objectives of the initial public offering of Intimate Brands have been substantially achieved. Our senior management has in recent years come to the view that the objectives of the initial public offering have been substantially achieved. Specifically, our senior management believes that the separation has, among other things:

    . Facilitated the development of the brands and businesses of Intimate Brands by highlighting their significance and focusing attention and resources on their development.

    . Allowed Intimate Brands to be successful in recruiting and retaining talented executives and associates.

    . Focused the investor community on the performance and prospects of the Intimate Brands' businesses.

    . Encouraged the entrepreneurial spirit of Intimate Brands executives and associates by allowing them to participate more directly in the performance of Intimate Brands. However, as the two companies become more similar and the scope of the opportunities provided by a recombination of the two companies becomes more apparent, the need to maintain Intimate Brands as a separate company appears to be substantially reduced.

  . Lack of differentiation in the investor community between The Limited and Intimate Brands. Our senior management observed that investors are increasingly viewing The Limited and Intimate Brands as very similar companies, as a result of, among other things, the convergence of the growth rates of the two companies and the fact that Intimate Brands has contributed an increasingly large part of The Limited's earnings. For example, we estimate that Intimate Brands will contribute approximately 90% of The Limited's operating income for fiscal 2001. This lack of differentiation is also evidenced by the fact that the market capitalizations of The Limited and Intimate Brands are virtually identical. As of February 4, 2002, Intimate Brands represented approximately 95% of The Limited's market value.

   In the course of their review of alternative organizational structures of the two companies, members of our senior management consulted from time to time with financial and legal advisors, although no specific transaction was pursued or presented to our Board of Directors.

   In November 2001, we held discussions with Goldman, Sachs & Co. to assist our management in its evaluation of a range of transactions involving a number of our businesses, including Intimate Brands. In December, our senior management, together with Goldman Sachs and our legal advisors, Davis Polk & Wardwell, continued its evaluation of alternatives with respect to Intimate Brands. We subsequently engaged Goldman Sachs and Banc of America Securities LLC as financial advisors to assist in senior management's evaluation of these alternatives.

   During January 2002, Leslie H. Wexner, our Chairman and Chief Executive Officer, and other members of our senior management, held informal discussions with a number of our directors regarding various alternatives with respect to Intimate Brands. On January 28, 2002, the Finance Committee of our Board of Directors held a telephonic meeting to consider these matters, including the offer and the merger.

   On January 31 and February 1, 2002, our Board of Directors met to consider the offer and the merger. After presentations from senior management, our financial advisors, Goldman Sachs and Banc of America Securities, and our counsel, Davis Polk & Wardwell, and discussion among directors, on February 1 the offer and the merger were unanimously approved by our Board of Directors, subject to final approval of the transactions by a committee of the Board consisting of Mr. Wexner and Allan R. Tessler, Chairman of the Finance Committee of our Board.

   On February 4, 2002, Messrs. Wexner and Tessler held a telephonic conference and approved commencing the offer and, upon completion of the offer, effecting the merger.

   Later on February 4, Mr. Wexner and other members of our senior management held a telephonic conference with several members of the Intimate Brands Board of Directors to inform them of the offer and the merger. Shortly after that call, The Limited issued a press release announcing the transaction and addressing several other matters, and Mr. Wexner delivered the following letter to all members of the Intimate Brands Board of Directors who are not also members of The Limited's Board of Directors:

February 4, 2002

Board of Directors
Intimate Brands, Inc.

Dear Intimate Brands Directors:

   I am writing on behalf of the Board of Directors of The Limited to confirm the key aspects of our call earlier this evening.

   As we discussed, The Limited's Board of Directors has determined that it is desirable to recombine Intimate Brands and The Limited. We believe this step is strategically and operationally compelling and should yield a number of significant benefits. Most importantly, we believe it would put The Limited and IBI in a better position to exploit fully both companies' key brands and thereby create greater value for all stockholders.

   As a result, tomorrow morning The Limited will commence an offer to IBI stockholders in which we will offer to exchange 1.046 shares of Limited common stock for each share of Intimate Brands common stock we do not own. We have set the exchange ratio so that Intimate Brands stockholders will have approximately the same ownership interest in Intimate Brands' businesses immediately after completion of the transaction that they currently hold while also getting the same interest in The Limited's other businesses and assets. The exchange ratio also represents an approximately 6.1% premium over the Intimate Brands common stock closing price on February 4, 2002.

   Assuming that the conditions to the offer are satisfied (including a non-waivable condition that The Limited own at least 90% of the common stock of Intimate Brands) and that the offer is completed, we will then effect a "short-form" merger in which the remaining Intimate Brands public stockholders will receive the same consideration unless it is not legal to do so. The share exchange in both the offer and the merger will be tax-free to IBI stockholders for U.S. federal income tax purposes.

   We believe that the recombination should be well received by Intimate Brands' stockholders. It is strategically sound, and we hope it will facilitate meaningful growth in the years ahead. I believe this is truly a win-win transaction for both companies and their stockholders.

   Although we are not seeking to reach a formal agreement with you on the transaction, we are aware that you will need to review the transaction and make a recommendation to your stockholders. We also understand that it would be customary in transactions of this type for a special committee of independent directors to be established to review the transaction and make its recommendation and for that committee to retain independent financial and legal advisors. Needless to say, The Limited supports the creation of such a committee and the retention by it of independent advisors.

   On a personal note, I want to express my thanks to each of you for your efforts in helping build IBI into the extraordinary business that it is and for the work to be done in evaluating this transaction.

   Please do not hesitate to call Ann Hailey or me with any questions or if we can be of any assistance.

   We look forward to moving ahead on this exciting transaction that we believe will generate value for Limited and Intimate Brands stockholders alike.

Sincerely yours,

/s/  LESLIE H. WEXNER
Leslie H. Wexner
Chairman and Chief Executive Officer

   On February 5, 2002, The Limited commenced the offer.

The Limited's Reasons for the Offer and the Merger

   At its meeting on February 1, 2002, our Board of Directors unanimously determined to pursue the offer and the merger, subject to final approval of the offer and the merger by a committee of the Board consisting of Leslie H. Wexner and Allan R. Tessler. In reaching its conclusion, the Board considered the following material factors, among others:

  . Our increased strategic focus on strengthening a smaller number of key businesses and brands and fully exploiting the key brands across different merchandise categories and distribution channels.

  . The potential advantages of the recombination of Intimate Brands and The Limited in fully capitalizing on the strength of the key brands of both companies by providing greater flexibility in allocating resources and expertise.

  . The other potential benefits of a recombination, including elimination of management distraction as a result of time spent maintaining two public companies, elimination of uncertainty regarding The Limited's future plans for Intimate Brands and the opportunity for modest cost savings.

  . Their belief that the key objectives of the initial public offering of Intimate Brands have been substantially achieved, including the fact that the separation facilitated the development of its businesses and brands and allowed Intimate Brands to attract talented executives and associates.

  . Their belief that investors are increasingly viewing The Limited and Intimate Brands as very similar companies, as evidenced by the convergence of the growth rates of the two companies and the substantially similar market capitalizations of the two companies.

  . Their belief that the anticipated strategic and operational benefits of the recombination outweighed the estimated earnings dilution, particularly after considering the non-cash, largely one-time nature of the additional expenses.

   The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive, but includes the material factors they considered. In view of the variety of factors considered in connection with its evaluation of the offer and the merger, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   We are providing the following information to assist you in analyzing the financial aspects of the offer and the merger. The following selected historical financial data should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by The Limited and Intimate Brands with the SEC and incorporated by reference into this proxy statement. See "Where You Can Find More Information."

   The information for The Limited for the thirty-nine weeks ended November 3, 2001 and October 28, 2000 was derived from the unaudited consolidated financial statements included in The Limited's Quarterly Report on Form 10-Q for the quarterly period ended November 3, 2001. The Limited's results for the thirty-nine weeks ended November 3, 2001 are not necessarily indicative of the results to be expected for the fiscal year ending February 2, 2002. The information for The Limited for each of the five fiscal years in the period ended February 3, 2001 was derived from the audited consolidated financial statements included in The Limited's Annual Reports on Form 10-K and reflects The Limited's historical ownership interests in Intimate Brands.

   The information for Intimate Brands for the thirty-nine weeks ended November 3, 2001 and October 28, 2000 was derived from the unaudited consolidated financial statements included in Intimate Brands' Quarterly Report on Form 10-Q for the quarterly period ended November 3, 2001. The Intimate Brands' results for the thirty-nine weeks ended November 3, 2001 are not necessarily indicative of the results to be expected for the fiscal year ending February 2, 2002. The information for Intimate Brands for each of the five fiscal years in the period ended February 3, 2001 was derived from the audited consolidated financial statements included in Intimate Brands' Annual Reports on Form 10-K.

The Limited, Inc. Selected Historical Consolidated Financial Data

                            As of or For the
                            Thirty-nine Weeks
                                Ended(a)               As of or For the Fiscal Years Ended(a)
                         ----------------------- -----------------------------------------------
                         November 3, October 28,
                            2001        2000     2000(b)     1999      1998      1997      1996
                         ----------- ----------- -------    ------    ------    ------    ------
                                            (in millions, except per share data)
Statement of Income Data
Net sales...............   $6,225      $6,583    $10,105    $9,766    $9,365    $9,200    $8,652
Net income..............   $  192(c)   $  190    $   428(c) $  461(c) $2,046(c) $  212(c) $  434(c)

Per Share Data
Basic net income........   $ 0.45(c)   $ 0.44    $  1.00(c) $ 1.05(c) $ 4.25(c) $ 0.39(c) $ 0.78(c)
Diluted net income......   $ 0.44(c)   $ 0.42    $  0.96(c) $ 1.00(c) $ 4.15(c) $ 0.39(c) $ 0.77(c)
Dividends...............   $0.225      $0.225    $  0.30    $ 0.30    $ 0.26    $ 0.24    $ 0.20
Diluted weighted average
  shares outstanding....      435         444        443       456       493       549       564

Balance Sheet Data
Total assets............   $4,157      $4,016    $ 4,088    $4,126    $4,550    $4,301    $4,120
Long-term debt..........   $  250      $  400    $   400    $  400    $  550    $  650    $  650
Shareholders' equity....   $2,428      $2,088    $ 2,316    $2,147    $2,167    $1,986    $1,869

--------
(a) Includes the results of the following companies up to their separation date: 1) Lane Bryant sale effective August 16, 2001; 2) Limited Too spin-off effective August 23, 1999; 3) Galyan's Trading Co. sale of a majority interest effective August 31, 1999; and 4) Abercrombie & Fitch split-off effective May 19, 1998.

(b) Fifty-three-week fiscal year.

(c) Net income includes the effect of the following special items:

    For the nine-months ended November 3, 2001: 1) a $170.0 million gain from the sale of Lane Bryant and 2) an aggregate gain of $62.1 million from the initial public offerings of Galyan's and Alliance Data Systems.

    In 2000: a $9.9 million charge to close Bath & Body Works' nine stores in the United Kingdom.

    In 1999: 1) the reserve reversal of $36.6 million related to downsizing costs for Henri Bendel; 2) an $11.0 million gain from the sale of a 60% majority interest in Galyan's; and 3) a $13.1 million charge for transaction costs related to the Limited Too spin-off.

    In 1998: 1) a $1.651 billion tax-free gain on the split-off of Abercrombie & Fitch; 2) a $93.7 million gain from the sale of the Company's remaining interest in Brylane, Inc.; and 3) a $5.1 million charge for associate termination costs at Henri Bendel.

    In 1997: 1) a $276.0 million charge related to implementation of initiatives to strengthen the Company's various retail brands; 2) a $62.8 million net gain related to the sale of one-half of the Company's investment in Brylane, Inc.; 3) a $13.0 million Henri Bendel inventory liquidation charge; and 4) an $8.6 million gain in connection with the initial public offering of Brylane, Inc.

    In 1996: 1) a $118.2 million gain resulting from the initial public offering of a 15.8% interest in Abercrombie & Fitch and 2) a $12.0 million charge for the revaluation of certain assets in connection with the sale of Penhaligon's.

Intimate Brands, Inc. Selected Historical Consolidated Financial Data

                                As of or For the Thirty-
                                    nine Weeks Ended         As of or For the Fiscal Years Ended
                                ------------------------ ----------------------------------------
                                November 3,  October 28,
                                   2001         2000     2000(a)    1999   1998   1997      1996
                                -----------  ----------- -------   ------ ------ ------    ------
                                                (in millions, except per share data)
Statement of Income Data
Net sales......................   $3,084       $3,180    $5,117    $4,632 $3,989 $3,719    $3,093
Net income.....................   $   93       $  211    $  432(b) $  459 $  394 $  284(b) $  257(b)

Per Share Data
Basic net income...............   $ 0.19       $ 0.43    $ 0.88(b) $ 0.92 $ 0.75 $ 0.54(b) $ 0.48(b)
Diluted net income.............   $ 0.19       $ 0.42    $ 0.87(b) $ 0.90 $ 0.74 $ 0.53(b) $ 0.48(b)
Dividends......................   $ 0.21       $ 0.21    $ 0.28    $ 0.27 $ 0.27 $ 0.25    $ 0.23
Diluted weighted average shares
  outstanding..................      494          501       499       508    530    532       531

Balance Sheet Data
Total assets...................   $1,725       $1,685    $1,457    $1,384 $1,448 $1,348    $1,135
Long-term debt.................   $  100       $  100    $  100    $  100 $  250 $  350    $  350
Shareholders' equity...........   $  659       $  464    $  665    $  545 $  609 $  531    $  377

--------
(a) Fifty-three-week fiscal year.

(b) Net income includes the effect of the following special items:

    In 2000: a $9.9 million charge to close Bath & Body Works' nine stores in the United Kingdom.

    In 1997: a $67.6 million charge related to the closing of the Cacique business.

    In 1996: a $12.0 million charge for the revaluation of certain assets in connection with the sale of Penhaligon's.

           SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   We are providing the following selected unaudited pro forma consolidated financial data to give you a better picture of what the results of operations and financial position of The Limited might have been had the offer and the merger been completed at an earlier date. The unaudited pro forma consolidated income statement data for the thirty-nine weeks ended November 3, 2001 and for the fiscal year ended February 3, 2001 give effect to the offer and the merger as if they had been completed on January 30, 2000. The unaudited pro forma consolidated balance sheet data as of November 3, 2001 give effect to the offer and the merger as if they had been completed on that date.

   We have prepared the selected unaudited pro forma consolidated financial data based on available information using assumptions that The Limited's management believes are reasonable. The selected unaudited pro forma financial data are being provided for informational purposes only. They do not purport to represent The Limited's actual financial position or results of operations had the offer and merger occurred on the dates specified nor do they project The Limited's results of operations or financial position for any future period or date.

   The selected unaudited pro forma consolidated statement of income data do not reflect any adjustments for nonrecurring items or operating synergies arising as a result of the offer and the merger. The Limited currently expects to incur a one-time, after-tax non-cash charge of approximately $20.4 million relating to the exchange of vested Intimate Brands stock awards in connection with the offer and the merger that is not reflected in the selected unaudited pro forma consolidated financial data. See "Notes to Unaudited Pro Forma Consolidated Financial Statements." In addition, pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in The Limited's financial statements published after the completion of the offer and merger will vary from the adjustments included in the unaudited pro forma consolidated financial data included in this proxy statement.

   The selected unaudited pro forma consolidated financial data should be read in conjunction with The Limited's and Intimate Brands' audited and unaudited historical financial statements and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this proxy statement. See "Where You Can Find More Information."

                                               As of or For the
                                            Thirty-nine Weeks Ended For the Fiscal Year Ended
                                              November 3, 2001(a)      February 3, 2001(b)
                                            ----------------------- -------------------------
                                                  (in millions, except per share data)
Statement of Income Data
Net sales..................................         $6,225                   $10,105
Net income.................................         $  198(c)                $   483(d)
Per Share Data(e)
Basic net income...........................         $ 0.39(c)                $  0.95(d)
Diluted net income.........................         $ 0.38(c)                $  0.91(d)
Dividends..................................         $0.225                   $  0.30
Diluted weighted average shares outstanding            521                       532
Balance Sheet Data
Total assets...............................         $5,592
Long-term debt.............................         $  248
Shareholders' equity.......................         $3,928

--------
(a) Includes the results of Lane Bryant through its sale date on August 16, 2001.
(b) Fifty-three-week fiscal year.
(c) Net income includes the effect of a $170.0 million gain from the sale of Lane Bryant and an aggregate gain of $62.1 million from the initial public offerings of Galyan's Trading Co. and Alliance Data Systems.
(d) Net income includes the effect of a $9.9 million charge to close Bath & Body Works' nine stores in the United Kingdom.
(e) Reflects an adjustment for the conversion of Intimate Brands historical weighted average Class A common stock outstanding for the periods presented using an exchange ratio of 1.046 to 1.

                          COMPARATIVE PER SHARE DATA

   The following comparative per share data has been derived from and should be read in conjunction with "The Limited, Inc. and Subsidiaries Unaudited Pro Forma Consolidated Financial Statements." The comparative per share data should also be read in conjunction with the audited and unaudited historical financial statements of The Limited and Intimate Brands, including the related notes, incorporated by reference into this proxy statement, and the selected historical consolidated financial data including the related notes included in this proxy statement. See "Where You Can Find More Information." The pro forma per share data have been included for comparative purposes only and do not purport to be indicative of (1) the results of operations or financial position of The Limited had the offer and the merger been completed at the beginning of the period or as of the date indicated or (2) the results of operations or financial position of The Limited for any future period or date.

                                                                          The Limited       Intimate Brands
                                          The Limited Intimate Brands Unaudited Pro Forma Unaudited Pro Forma
                                          Historical    Historical       Consolidated       Equivalent (a)
                                          ----------- --------------- ------------------- -------------------
As of or for the Thirty-nine Weeks Ended
  November 3, 2001
  (Unaudited) (b)
   Earnings per diluted share............   $ 0.44(c)      $0.19            $ 0.38              $ 0.40
   Cash dividends declared per share.....   $0.225         $0.21            $0.225              $0.236
   Book value per share..................   $ 5.67         $1.34            $ 9.15              $ 9.57
As of or for the Fiscal Year Ended
  February 3, 2001 (d)
   Earnings per diluted share............   $ 0.96(e)      $0.87(e)         $ 0.91              $ 0.95
   Cash dividends declared per share (f).   $ 0.30         $0.28            $ 0.30              $0.314
   Book value per share..................   $ 5.44         $1.36               N/A                 N/A

--------
(a) The Intimate Brands unaudited pro forma per share equivalent amounts represent The Limited unaudited pro forma consolidated per share amounts multiplied by the exchange ratio of 1.046.

(b) Includes the results of Lane Bryant through its sale date on August 16, 2001.

(c) Net income includes the effect of a $170.0 million gain from the sale of Lane Bryant and an aggregate gain of $62.1 million from the initial public offerings of Galyan's Trading Co. and Alliance Data Systems.

(d) Fifty-three-week fiscal year.

(e) Net income includes the effect of a $9.9 million charge to close Bath & Body Works' nine stores in the United Kingdom.

(f) The Limited unaudited pro forma consolidated cash dividends per share reflects the historical cash dividend per share of The Limited.

N/A Not applicable.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  Share Ownership of Principal Stockholders

   The following table sets forth the names of all persons who, on December 31, 2001, were known by The Limited to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Limited common stock.

                                                     Amount
                  Name and Address of             Beneficially Percent of
                   Beneficial Owner                  Owned       Class
                  -------------------             ------------ ----------
      Leslie H. Wexner (1).......................  77,126,089     18.0%
        Three Limited Parkway
        P.O. Box 16000
        Columbus, OH 43216

      Capital Research and Management Company (2)  55,003,000     12.8%
        333 South Hope Street
        Los Angeles, CA 90071

      FMR Corp. (3)..............................  41,649,406      9.7%
        82 Devonshire Street
        Boston, MA 02109-3614

--------
(1) Includes 1,123,222 shares held in an employee benefit plan over which he exercises dispositive but not voting control and 2,449,252 shares issuable within 60 days of January 5, 2001 upon exercise of outstanding options held by Mr. Wexner. Also includes 10,008,061 shares beneficially owned by Abigail S. Wexner, Mr. Wexner's wife, as to which Mr. Wexner may be deemed to share the power to vote and direct the disposition. Excludes 400,000 shares held in a trust of which Mrs. Wexner is a beneficiary and as to which Mr. Wexner disclaims beneficial ownership. Power to vote or direct the disposition of 700,000 shares held by Health and Science Interests II may be deemed to be shared by Mr. Wexner and the trustee thereof. Mr. Wexner disclaims beneficial ownership of the shares held by Health and Science Interests II. Mr. Wexner, as the sole trustee of The Wexner Children's Trust, holds the power to vote or direct the disposition of 14,999,700 shares.

(2) Information obtained from Amendment No. 4 to Capital Research and Management Company's Schedule 13G filing for The Limited, dated February 12, 2001. Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 55,003,000 shares of The Limited's Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(3) Information obtained from Amendment No. 6 to FMR Corp.'s 13G filing for The Limited, dated February 14, 2001. FMR Corp., Edward C. Johnson 3d, Abigail
    P. Johnson and certain subsidiaries of FMR Corp. may be deemed to be members of a "group" as such term is defined in the rules promulgated by the Commission. FMR Corp. is the beneficial holder of Limited common stock as a result of the investment-related activities of certain subsidiaries of FMR Corp., members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of its voting power. Mr. Johnson 3d, the chairman of FMR Corp., owns 12.0% of the aggregate outstanding voting stock of FMR Corp. and Ms. Johnson 3d, a director of FMR Corp., owns 24.5% of the aggregate outstanding voting stock of FMR Corp.

Security Ownership of Directors and Management

   The following table shows certain information about the securities ownership of all directors of The Limited, the executive officers of The Limited and all directors and executive officers of The Limited as a group.

                                                                                 Number of
                                                                                 Shares of
                                                                                  Intimate      Percent of
                                                 Number of                      Brands, Inc.     Intimate
                                                 Shares of                        Class A       Brands Inc.
                                                Common Stock                    Common Stock      Class A
                                                Beneficially         Percent of Beneficially      Common
                     Name                       Owned(a)(b)            Class    Owned(a)(b)        Stock
                     ----                       ------------         ---------- ------------    -----------
Daniel P. Finkelman............................     187,913(c)             *        4,676            *
Eugene M. Freedman.............................      20,915(c)             *            0            **
E. Gordon Gee..................................      15,037(c)             *       16,903(d)         *
Mark A. Giresi.................................      42,400(c)             *            0            *
V. Ann Hailey..................................     356,212(c)             *        4,400            *
David T. Kollat................................     153,037(c)             *            0            **
Leonard A. Schlesinger.........................     134,714(c)             *        1,000            *
Donald B. Shackelford..........................     156,054(c)(f)          *       25,417(d)         *
Alex Shumate...................................       1,411(c)             *       11,061(d)         *
Allan R. Tessler...............................      53,441(c)             *            0            **
Martin Trust...................................   5,189,838(c)(e)(f)     1.2%      18,528(g)         *
Abigail S. Wexner..............................  10,408,061(c)(h)        2.4%           0            **
Leslie H. Wexner...............................  77,126,089(c)(i)       18.0%     340,657(d)         *
Raymond Zimmerman..............................      25,437(c)(j)          *        3,506            *

All directors and executive officers as a group  93,870,559(c)(e)(k)    21.9%     426,148(d)(l)      *

--------
 * Less than 1%.
** Not applicable.

(a) Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse.

(b) Reflects ownership as of December 31, 2001.

(c) Includes the following number of shares issuable within 60 days upon the exercise of outstanding stock options: Mr. Finkelman, 160,870; Mr. Freedman, 9,026; Dr. Gee, 9,026; Mr. Giresi, 42,400; Ms. Hailey, 297,001;
    Dr. Kollat, 9,026; Mr. Schlesinger, 112,483; Mr. Shackelford 9,026; Mr. Shumate, 250; Mr. Tessler, 9,026; Mr. Trust, 541,388; Mrs. Wexner, 4,980; Mr. Wexner, 2,449,252; Mr. Zimmerman, 9,026; and all directors and executive officers as a group, 3,662,780.

(d) Includes the following number of shares issuable within 60 days upon the exercise of outstanding stock options: Dr. Gee, 10,975; Mr. Shackelford, 10,975; Mr. Shumate, 7,299; Mr. Wexner, 210,000; and all directors and executive officers as a group, 239,249.

(e) Includes the following number of shares held in an employee benefit plan, over which the participant has the power to dispose or withdraw shares: Mr. Trust, 59,690; Mr. Wexner 1,123,222; and all directors and executive officers as a group, 1,182,912.

(f) Includes the following number of shares owned by family members, as to which beneficial ownership is disclaimed: Mr. Shackelford, 38,596; and Mr. Trust, 411,273.

(g) Includes 6,176 shares, as to which Mr. Trust disclaims beneficial ownership.

(h) Includes 400,000 shares held by a trust of which Mrs. Wexner is the beneficiary. Mrs. Wexner disclaims beneficial ownership of these shares. Includes 10,000,000 shares held by Wexner Children Holdings, as to which Mrs. Wexner shares investment and voting power with others. Excludes 67,118,028 shares beneficially owned by Mr. Wexner as to which Mrs. Wexner disclaims beneficial ownership.

(i) Includes 700,000 shares held by Health and Science Interests II, 14,999,700 shares held by The Wexner Children's Trust, 6,500,000 shares held by The Wexner Children's Trust II and 25,000,000 shares held by The Children Trust. Mr. Wexner disclaims beneficial ownership of the shares held by Health and Science Interests II. Mr. Wexner shares voting and investment power with others with respect to shares held by The Wexner Children's Trust II and The Children's Trust. Excludes 400,000 shares held in a trust of which Mrs. Wexner is a beneficiary and as to which Mr. Wexner disclaims beneficial ownership. Includes 10,008,061 shares as to which Mr. Wexner may be deemed to share voting and investment power.

(j) Includes 2,400 shares which are Mr. Zimmerman's pro rata share of 7,200 shares owned by a corporation of which Mr. Zimmerman is president and a 33% shareholder plus 4,000 shares held by a partnership which is 45% owned by Mr. Zimmerman and 45% owned by his wife.

(k) Includes 1,549,869 shares as to which beneficial ownership is disclaimed.

(l) Includes 6,176 shares as to which beneficial ownership is disclaimed.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   We are providing the following unaudited pro forma consolidated financial statements to give you a better picture of what the results of operations and financial position of The Limited might have been had the offer and the merger been completed at an earlier date. The unaudited pro forma consolidated statements of income for the thirty-nine weeks ended November 3, 2001 and for the fiscal year ended February 3, 2001 give effect to the offer and the merger as if they had been completed on January 30, 2000. The unaudited pro forma consolidated balance sheet as of November 3, 2001 gives effect to the offer and the merger as if they had been completed on that date.

   The Limited's acquisition of the Intimate Brands minority interest in the offer and the merger will be accounted for using the purchase method of accounting, as prescribed by SFAS No. 141, "Business Combinations." Accordingly, the purchase price will be allocated to the minority interest portion of the estimated fair value of identifiable net assets acquired. Any excess purchase price remaining after this allocation will be accounted for as goodwill, which will not be amortized.

   We have prepared these unaudited pro forma consolidated financial statements based on available information, using assumptions that The Limited's management believes are reasonable. These unaudited pro forma consolidated financial statements are being provided for informational purposes only. They do not purport to represent The Limited's actual financial position or results of operations had the offer and the merger occurred on the dates specified nor do they project The Limited's results of operations or financial position for any future period or date.

   The unaudited pro forma consolidated statements of income do not reflect any adjustments for nonrecurring items or operating synergies arising as a result of the offer and the merger. The Limited currently expects to incur a one-time, after-tax non-cash charge of approximately $20.4 million relating to the exchange of vested Intimate Brands stock awards in connection with the offer and the merger that is not reflected in the unaudited pro forma consolidated financial statements. See "--Notes to Unaudited Pro Forma Consolidated Financial Statements." In addition, pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in The Limited's financial statements published after the completion of the offer and the merger will vary from the adjustments included in the unaudited pro forma consolidated financial statements included in this proxy statement.

   The unaudited pro forma consolidated financial statements should be read in conjunction with The Limited's and Intimate Brands' audited and unaudited historical financial statements and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this proxy statement. See "Where You Can Find More Information."

                      THE LIMITED, INC. AND SUBSIDIARIES

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                (IN THOUSANDS)

                                                        At November 3, 2001
                                           ---------------------------------------------
                                                         Pro Forma
                                           Historical  Adjustments(1)         Pro Forma
                                           ----------  --------------         ----------
ASSETS
Current assets:
   Cash and equivalents................... $  317,867                         $  317,867
   Accounts receivable....................    127,152                            127,152
   Inventories............................  1,343,329                          1,343,329
   Other..................................    304,605                            304,605
                                           ----------                         ----------
Total current assets......................  2,092,953                          2,092,953
Property and equipment, net...............  1,391,215    $    8,000 (2a)       1,399,215
Deferred income taxes.....................     79,433       (79,433)(2c)              --
Other assets..............................    593,140     1,506,953 (2a)       2,100,093
                                           ----------    ----------           ----------
Total assets.............................. $4,156,741    $1,435,520           $5,592,261
                                           ==========    ==========           ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable....................... $  386,772                         $  386,772
   Current portion of long-term debt......    150,000                            150,000
   Accrued expenses.......................    550,113    $   14,000 (2a)         564,113
   Income taxes...........................     13,847                             13,847
                                           ----------    ----------           ----------
Total current liabilities.................  1,100,732        14,000            1,114,732
Long-term debt............................    250,000        (1,950)(2b)         248,050
Deferred income taxes.....................         --        69,456 (2c)          69,456
Other long-term liabilities...............    235,581        (4,000)(2a)         231,581
Minority interest.........................    142,355      (142,355)(2a)              --
Stockholders' equity:
   Common stock...........................    216,096        41,885 (2d)         257,981
   Paid-in capital........................     60,923     1,518,942 (2d),(2e)  1,579,865
   Retained earnings......................  2,253,657       (20,390)(2e)       2,233,267
                                           ----------    ----------           ----------
                                            2,530,676     1,540,437            4,071,113
   Less: treasury stock, at average cost..   (102,603)      (40,068)(2e)        (142,671)
                                           ----------    ----------           ----------
Total stockholders' equity................  2,428,073     1,500,369            3,928,442
                                           ----------    ----------           ----------
Total liabilities and stockholders' equity $4,156,741    $1,435,520           $5,592,261
                                           ==========    ==========           ==========

   The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     For the Fiscal Year Ended February 3, 2001
                                                     -----------------------------------------
                                                                     Pro Forma
                                                     Historical   Adjustments (1)   Pro Forma
                                                     -----------  ---------------  -----------
Net sales........................................... $10,104,606                   $10,104,606
Costs of goods sold, buying and occupancy costs.....  (6,667,389)    $ (4,120)(3a)  (6,671,509)
                                                     -----------     --------      -----------
Gross income........................................   3,437,217       (4,120)       3,433,097
General, administrative and store operating expenses  (2,561,201)     (17,993)(3b)  (2,580,207)
                                                                       (1,013)(3a)
Special and nonrecurring items, net.................      (9,900)                       (9,900)
                                                     -----------     --------      -----------
Operating income....................................     866,116      (23,126)         842,990
Interest expense....................................     (58,244)         (93)(3c)     (58,337)
Other income, net...................................      20,378                        20,378
Minority interest...................................     (69,345)      69,345 (3d)          --
                                                     -----------     --------      -----------
Income before income taxes..........................     758,905       46,126          805,031
Income tax expense (benefit)........................     331,000       (9,000)(3e)     322,000
                                                     -----------     --------      -----------
Net income.......................................... $   427,905     $ 55,126      $   483,031
                                                     ===========     ========      ===========
Net income per share:
   Basic............................................ $      1.00                   $      0.95
   Diluted.......................................... $      0.96                   $      0.91
Dividends per share................................. $      0.30                   $      0.30
Basic weighted average shares outstanding...........     427,604       82,517 (3f)     510,121
Diluted weighted average shares outstanding.........     443,048       89,056 (3f)     532,104


   The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     For the Thirty-nine Weeks Ended November 3, 2001
                                                     ------------------------------------------------
                                                                         Pro Forma
                                                      Historical       Adjustments(1)     Pro Forma
                                                      -----------      --------------    -----------
Net sales........................................... $ 6,225,440                        $ 6,225,440
Costs of goods sold, buying and occupancy costs.....  (4,296,341)         $ (3,090)(3a)  (4,299,431)
                                                      -----------         --------       -----------
Gross income........................................   1,929,099            (3,090)       1,926,009
General, administrative and store operating expenses  (1,805,868)          (13,495)(3b)  (1,820,123)
                                                                              (760)(3a)
Special and nonrecurring item.......................     170,000                            170,000
                                                      -----------         --------       -----------
Operating income....................................     293,231           (17,345)         275,886
Interest expense....................................     (25,370)              (70)(3c)     (25,440)
Other income, net...................................      15,682                             15,682
Minority interest...................................     (15,253)           15,253 (3d)          --
Gains on sale of stock by investees.................      62,102                             62,102
                                                      -----------         --------       -----------
Income before income taxes..........................     330,392            (2,162)         328,230
Income tax expense (benefit)........................     138,000            (8,000)(3e)     130,000
                                                      -----------         --------       -----------
Net income.......................................... $   192,392          $  5,838      $   198,230
                                                      ===========         ========       ===========
Net income per share:
   Basic............................................ $      0.45                        $      0.39
   Diluted.......................................... $      0.44                        $      0.38
Dividends per share................................. $     0.225                        $     0.225
Basic weighted average shares outstanding...........     427,506            83,535 (3f)     511,041
Diluted weighted average shares outstanding.........     434,772            86,692 (3f)     521,464


  The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation

   The following summary of pro forma adjustments is based on available information and certain estimates and assumptions. Therefore, the actual adjustments will differ from the pro forma adjustments. The Limited believes that such assumptions provide a reasonable basis for presenting the significant effects of the offer and merger and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the Statements.

   The Limited has accounted for the offer and the merger in accordance with the requirements of SFAS No. 141, "Business Combinations." Accordingly, The Limited recognized certain intangible assets acquired separately from goodwill, which represents the excess of the purchase price over the minority interest portion of the estimated fair value of identifiable net assets acquired. In accordance with the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill will not be amortized. Additionally, trademarks, tradenames, and Internet domain names have been determined to have indefinite lives and will not be amortized. These assets will be reviewed for impairment in accordance with the provisions of SFAS No. 142.

   Beginning in fiscal 2002 and in accordance with SFAS No. 142, The Limited will no longer record amortization on its pre-existing goodwill. Goodwill amortization expense for the thirty-nine weeks ended November 3, 2001 and the fiscal year ended February 3, 2001 was $2.3 million and $3.0 million, respectively. This change in expense is not reflected in the Unaudited Pro Forma Consolidated Statements of Income.

   Amounts for The Limited were derived from the historical consolidated financial statements of The Limited, incorporated herein by reference elsewhere in this document.

2.  Adjustments to the Unaudited Pro Forma Consolidated Balance Sheet

(a) The Unaudited Pro Forma Consolidated Balance Sheet gives effect to the following transactions and events: (1) the issuance of Limited common stock in exchange for all outstanding Intimate Brands Class A common stock; (2) the allocation of the purchase price to the assets acquired and liabilities assumed based on a preliminary estimate of their respective fair values at November 3, 2001; (3) the elimination of the Intimate Brands minority interest in The Limited's consolidated financial statements (4) the stockholders' equity impact of exchanging Intimate Brands stock awards for Limited stock awards and (5) the recognition of deferred income taxes, which result from differences in the estimated fair value of net assets acquired and liabilities assumed for financial reporting purposes and their respective tax bases.

    The market value of Limited common stock to be issued was based upon the closing market price of $17.75 per share at February 4, 2002. The final purchase price will be based on the market price of Limited common stock on the dates of consummation of the offer and the merger.

                      THE LIMITED, INC. AND SUBSIDIARIES

   The estimated pro forma allocation of the purchase price is as follows (in thousands):

Market value of Limited common stock to be issued.................................... $1,486,917
Fees and other direct costs of the offer and merger..................................     14,000
                                                                                      ----------
   Total purchase price.............................................................. $1,500,917
                                                                                      ----------
Minority interest portion of the estimated fair value of Intimate Brands identifiable net assets acquired:
Trademarks, tradenames, and Internet domain names.................................... $  406,250*
Customer relationships and lists.....................................................      4,050*
Property and equipment...............................................................      8,000
Store operating leases...............................................................      8,600*
Long-term debt.......................................................................      1,950
Deferred income taxes on book/tax basis differences in pro forma balance sheet.......   (162,341)
Write-off of deferred rent...........................................................      4,000
Write-off of Intimate Brands' historical goodwill....................................    (10,446)*
Minority interest at November 3, 2001................................................    142,355
                                                                                      ----------
Estimated fair value of identifiable net assets acquired............................. $  402,418
                                                                                      ----------
Excess of purchase price over net assets acquired.................................... $1,098,499*
                                                                                      ==========

   -----
   * These amounts are included as pro forma adjustments to 'Other Assets.'

(b) Represents the adjustment of Intimate Brands' long-term debt to fair value, based on current rates available to The Limited for debt of similar maturities.

(c) Represents the recognition of long-term deferred income taxes of $162.3 million associated with the allocation of the purchase price and the $13.5 million deferred income tax effect associated with the compensation costs discussed in Notes 2(e) and 3(b). These adjustments were recorded using The Limited's effective income tax rate of 39.75%. The adjustment also includes the reclassification of The Limited's historical long-term deferred income tax assets of $79.4 million to reflect the net pro forma long-term deferred income tax liability.

(d) Reflects the issuance of an estimated 83.8 million shares of Limited common stock, par value $0.50 per share. This is based on Intimate Brands Class A common stock outstanding of 80.1 million shares at January 30, 2002 and applying the exchange ratio of 1.046. The excess of the purchase price over the par value of Limited common stock issued of $1.445 billion was recorded as an adjustment to paid-in capital.

(e) The retained earnings adjustment represents the $20.4 million nonrecurring, non-cash after-tax expense for fully vested stock awards discussed in Note 3(b) of the Pro Forma Consolidated Statements of Income. The adjustment to paid-in capital includes both this charge and $40.1 million of deferred compensation associated with unvested stock awards as discussed in Note 3(b). The treasury stock adjustment represents the unearned deferred compensation associated with these unvested stock awards.

3.  Adjustments to Unaudited Pro Forma Consolidated Statements of Income

(a) Adjusting Intimate Brands' property and equipment to their estimated fair value will result in additional depreciation expense. Additionally, the recognition of certain identifiable intangible assets and the

                      THE LIMITED, INC. AND SUBSIDIARIES
   adjustment to the deferred rent liability will result in additional amortization and other non-cash expense. The estimated additional depreciation, amortization and other non-cash expense is as follows (in thousands):

                                                          Non-Cash Expense
                                                    ----------------------------
                                            Average Year Ended    Thirty-nine
                                            Useful  February 3,   Weeks Ended
                                 Adjustment  Life      2001     November 3, 2001
                                 ---------- ------- ----------- ----------------
Customer relationships and lists   $4,050   4 yrs.    $1,013         $  760
Property and equipment..........    8,000   5 yrs.     1,600          1,200
Store operating leases..........    8,600   5 yrs.     1,720          1,290
Deferred rent...................    4,000   5 yrs.       800            600

(b) In connection with the offer and merger, vested and unvested grants of stock options and restricted stock of Intimate Brands common stock will be exchanged for awards of stock options and restricted stock of The Limited's common stock (collectively, the "awards"). The new awards will have the same vesting provisions, option periods, aggregate intrinsic value, ratio of exercise price per option to market value per share and other terms as the Intimate Brands awards exchanged.

    Based on Emerging Issues Task Force Issue No. 00-23 consensus views reached in the last 18 months and Financial Accounting Standards Board Interpretation No. 44, issued in March, 2000, the exchange of the Intimate Brands awards for Limited awards as described in the preceding paragraph is considered a modification of a stock-based compensation arrangement. Accordingly, a new measurement of compensation cost will be required at the date of the exchange. To the extent the exchanged awards are fully vested, any additional compensation cost will be recognized immediately.

    Based on the $17.75 closing market price of Limited common stock as of February 4, 2002, the non-cash after-tax expense for fully vested awards would be approximately $20.4 million, or $0.04 per diluted share. This expense is excluded from the Pro Forma Consolidated Statements of Income, as it is nonrecurring, but will be reflected in The Limited's historical financial statements upon completion of the offer and the merger. The actual non-cash expense recorded will be based on the market price of Limited common stock at the time the awards are exchanged. If the market price exceeds $17.75, the expense will increase. If the market price is lower, the expense will decrease. Within a range of $15.00 to $21.00 per share, a $1.00 per share change in The Limited closing market price would have less than a $3.5 million non-cash impact on net income, or less than $0.01 diluted earnings per share.

    An additional $40.1 million non-cash pre-tax compensation cost relating to the exchange of unvested Intimate Brands awards for Limited awards will be recorded as deferred compensation and will be recognized over the remaining vesting period. Accordingly, the Pro Forma Consolidated Statements of Income for the year ended February 3, 2001 and the thirty-nine weeks ended November 3, 2001 reflect additional pretax, non-cash compensation expense of $18.0 million and $13.5 million, respectively. These amounts were determined assuming the exchange of unvested awards occurred at the beginning of the related fiscal period, and based on the $17.75 market price of Limited common stock as of February 4, 2002. Within a range of $15.00 to $21.00 per share, a $1.00 per share change in The Limited closing market price at the date of exchange of the unvested stock awards would have less than a $2 million non-cash impact on net income, or less than $0.01 diluted earnings per share.

                      THE LIMITED, INC. AND SUBSIDIARIES

   Assuming the exchange of the stock awards occurred at the beginning of fiscal 2001 at a $17.75 price for Limited common stock, the amount of non-cash compensation expense is estimated as follows (in thousands):

                          Non-Cash Compensation Expense
                          -----------------------------
                           Year      Pre-Tax  After-Tax
                          -------   --------- -----------
                          2001      $17,993    $10,841
                          2002       16,228      9,777
                          2003        4,463      2,689
                          2004        1,289        777
                          2005           95         57

(c) Reflects the amortization expense of the fair value adjustment on long-term debt using the straight-line method over the remaining term of 21 years.

(d) Represents minority interest in earnings of Intimate Brands for the period presented.

(e) The assumed effective tax rate of the pro forma adjustments, excluding the minority interest adjustment, is 40.0% and 39.75% for the year ended February 3, 2001 and the thirty-nine weeks ended November 3, 2001, respectively. The minority interest adjustment is net of tax, consistent with the presentation of minority interest in the historical consolidated financial statements.

(f) Reflects an adjustment for the conversion of Intimate Brands historical weighted average Class A common stock outstanding for the periods presented using an exchange ratio of 1.046 to 1.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   During our 2000 fiscal year, PricewaterhouseCoopers LLP served as our independent public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended February 3, 2001. We annually review the selection of our independent public accountants and have selected PricewaterhouseCoopers LLP as our independent public accountants for the current fiscal year.

   Representatives of PricewaterhouseCoopers LLP are expected to be present at the special meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

   We may omit from the proxy statement and form of proxy relating to the next annual meeting of stockholders any proposals of stockholders which were intended to be presented at the next annual meeting and were not received by the Secretary of The Limited at our principal executive offices on or before December 21, 2001. As that date has passed, we are not required to include in our proxy material related to the next annual meeting any proposals which we will receive from any stockholder.

                      WHERE YOU CAN FIND MORE INFORMATION

   The Limited and Intimate Brands file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy these reports and other information filed by The Limited and Intimate Brands at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

   The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like The Limited and Intimate Brands, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The address of this site is http://www.sec.gov.

   You may also inspect reports, proxy statements and other information about The Limited and Intimate Brands at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in, or incorporated by reference in, this proxy statement. This proxy statement incorporates by reference the documents set forth below that The Limited and Intimate Brands have previously filed with the SEC. These documents contain important information about The Limited and Intimate Brands and their financial condition.

  The Limited, Inc. SEC Filings (Commission File No. 1-8344)                         Period
  ----------------------------------------------------------                         ------
                Annual Report on Form 10-K                      Fiscal Year ended February 3, 2001
                Quarterly Reports on Form 10-Q                  Fiscal Quarters ended May 5, 2001, August 4, 2001
                                                                and November 3, 2001

Intimate Brands, Inc. SEC Filings (Commission File No. 1-13814)                      Period
---------------------------------------------------------------                      ------
                Annual Report on Form 10-K                      Fiscal Year ended February 3, 2001
                Quarterly Reports on Form 10-Q                  Fiscal Quarters ended May 5, 2001, August 4, 2001
                                                                and November 3, 2001
                Current Report on Form 8-K                      Filed on September 19, 2001

   All documents filed by The Limited and Intimate Brands with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this proxy statement to the date on which the meeting will be held shall also be deemed to be incorporated by reference into this proxy statement and to be a part hereof from the date of filing of such documents. Any statement contained in this proxy statement or in a document incorporated by reference, shall be deemed to be modified or superseded to the extent that a statement contained in this proxy statement or in any other subsequently filed document incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

   COPIES OF DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO OUR INFORMATION AGENT, D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, 1-800-628-8532. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 4, 2002. IF YOU REQUEST ANY SUCH DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

                             SOLICITATION EXPENSES

   We will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. Our employees may solicit proxies by telephone, mailgram, facsimile, telegraph, cable and personal interview, in addition to the use of the mails. We have retained D.F. King & Co., Inc. to help us solicit proxies relating to shares held by brokerage houses, custodians, fiduciaries and other nominees for a fee of approximately $10,000, plus expenses. We do not expect to pay any other compensation for the solicitation of proxies.

                                          By Order of the Board of Directors

                                          /s/ LESLIE H. WEXNER
                                          Leslie H. Wexner
                                          Chairman of the Board

                               THE LIMITED, INC.

Dear Stockholder:

The Limited, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return your proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appears in the box above must be used to access the system.

1. To vote over the Internet:
  .  Log on to the Internet and go to the web site http://www.eproxyvote.com/ltd

2. To vote by telephone:
  . On a touch-tone telephone, call 1-877-779-8683, 24 hours a day, 7 days a week.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need to mail back your proxy card.

                 Your vote is important. Thank you for voting.

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                                   P R O X Y

                               THE LIMITED, INC.
               This Proxy is Solicited by the Board of Director
                        Special Meeting of Stockholders
                               [        ], 2002

The undersigned hereby appoints Leslie H. Wexner, Leonard A. Schlesinger and V. Ann Hailey, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of common stock of The Limited, Inc. which the undersigned would be entitled to vote if personally present at the Special
Meeting of Stockholders to be held on [        ], 2002 at [      ], Eastern
Standard Time, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement.

       SAID PROXIES ARE DIRECTED TO VOTE AS MARKED ON THE REVERSE SIDE.
                               (Continued and to be signed on the reverse side)

[X] Please mark your                                                [# # # #]
    votes as in this
    example.

   The Board of Directors recommends a vote "FOR" the following proposal. If no specification is indicated, the shares represented by this proxy will be voted as recommended by the Board.

1. The issuance of shares of Limited common stock as may be necessary to effect The Limited's pending offer to exchange shares of Limited common stock for all of the outstanding shares of Class A common stock of Intimate Brands and subsequent "short-form" merger of Intimate Brands with a wholly-owned subsidiary of The Limited.
            FOR                     AGAINST                   ABSTAIN
            [_]                       [_]                       [_]

                                            The undersigned acknowledges
                                            receipt with this Proxy of a copy
                                            of the Notice of Special Meeting of
                                            Stockholders and Proxy Statement
                                            dated [        ], 2002.

                                            IMPORTANT: Please date this Proxy
                                            and sign exactly as your name or
                                            names appear hereon. If stock is
                                            held jointly, signature should
                                            include both names. Executors,
                                            Administrators, Trustees, Guardians
                                            and others signing in a
                                            representative capacity should
                                            indicate full titles.

SIGNATURE(S)                                                              DATE
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